Exhibit 99.2

FISERV, INC. AND SUBSIDIARIES

QUARTERLY FINANCIAL INFORMATION

(in millions, except per share amounts, unaudited)

	First Quarter 2008	Second Quarter 2008	Third Quarter 2008	Year-to-Date 2008
Revenues
Processing and services	$943	$947	$874	$2,764
Product	363	345	206	914

Total revenues	1,306	1,292	1,080	3,678

Expenses
Cost of processing and services	558	553	506	1,617
Cost of product	307	296	162	765
Selling, general and administrative	211	216	198	625

Total expenses	1,076	1,065	866	3,007

Operating income	230	227	214	671
Interest expense—net	(69)	(61)	(57)	(187)
Gain on sale of businesses	—	—	19	19

Income from continuing operations before income taxes and income from investment in unconsolidated affiliate	161	166	176	503
Income tax provision	(62)	(64)	(105)	(231)
Income from investment in unconsolidated affiliate—net of income taxes	—	—	3	3

Income from continuing operations	99	102	74	275
Income (loss) from discontinued operations—net of income taxes	230	(2)	4	232

Net income	$329	$100	$78	$507

GAAP earnings (loss) per share—diluted
Continuing operations	$0.60	$0.62	$0.45	$1.67
Discontinued operations	1.39	(0.01)	0.03	1.41

Total	$1.99	$0.60	$0.48	$3.08

	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007	Full Year 2007
Revenues
Processing and services	$637	$649	$647	$735	$2,668
Product	298	284	277	370	1,229

Total revenues	935	933	924	1,105	3,897

Expenses
Cost of processing and services	397	394	389	459	1,639
Cost of product	236	225	223	295	979
Selling, general and administrative	124	127	120	169	540

Total expenses	757	746	732	923	3,158

Operating income	178	187	192	182	739
Interest expense—net	(9)	(12)	(12)	(36)	(69)

Income from continuing operations before income taxes	169	175	180	146	670
Income tax provision	(66)	(67)	(68)	(55)	(256)

Income from continuing operations	103	108	112	91	414
Income from discontinued operations—net of income taxes	11	—	9	5	25

Net income	$114	$108	$121	$96	$439

GAAP earnings per share—diluted
Continuing operations	$0.60	$0.63	$0.67	$0.55	$2.45
Discontinued operations	0.06	—	0.05	0.04	0.15

Total	$0.66	$0.64	$0.73	$0.58	$2.60